Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

JV GROUP, INC.

JV Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is JV Group, Inc. and the Corporation was originally incorporated pursuant to the DGCL on September 29, 2008 under the name of ASPI, Inc.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Articles of Incorporation of the Corporation as amended to date (as amended, the “Certificate of Incorporation”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

3. Article FIRST of the Certificate of Incorporation is hereby amended by deleting the same in its entirety and replacing same with:

FIRST. The name of the Corporation is Awaysis Capital, Inc.

4. That the foregoing amendment was approved by the holder of the requisite number of shares of the Corporation in accordance with Section 242 of the DGCL.

5. That the foregoing amendment shall be effective as of May 18, 2022.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 18th day of May, 2022.

By:	/s/ Andrew Trumbach
Name:	Andrew Trumbach
Title:	President and Chief Financial Officer